UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2006

iPass Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50327	93-1214598

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Bridge Parkway, Redwood Shores, California (Address of principal executive offices)	94065 (Zip Code)
(650) 232-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
SIGNATURES

Item 2.05. Costs Associated with Exit or Disposal Activities.
          On May 24, 2006, management of iPass committed to the restructuring of its North American sales, research and development and operations departments as part of the completion of its second phase of integration with GoRemote Internet Communications, Inc. As part of this restructuring, iPass committed to a plan of termination of a portion of its work force, pursuant to which it will reduce its North American sales organization by approximately 15 employees, and plans to reduce operations and research and development personnel by approximately 20. The reduction in its work force is expected to occur immediately for approximately half of the personnel affected, with the last employee affected leaving at the end of 2006.
          iPass expects that the charges associated with the plan of termination will range between $900,000 and $1,100,000. Of the total charges, approximately $25,000 relates to facilities costs, severance amounts in the range between $845,000 and $1,045,000 and stock option acceleration charges of approximately $30,000. All of these charges except stock compensation will result in cash expenditures, of which iPass expects approximately $550,000 will be incurred in the current quarter, with the remainder being incurred in the third and fourth quarters of 2006.
Cautionary Statement:
The statements above regarding the expected charges to be incurred with the restructuring are forward-looking statements. Actual results could differ materially, as final determinations as to the severance amounts to be paid for some employees have not been made, and so it is possible that the timing and amounts of the charges to be incurred may vary from the amounts and ranges set forth above.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPass Inc.
By:	/s/ Bruce K. Posey
	Name:	Bruce K. Posey
	Title:	Vice President, General Counsel and Secretary

Dated: May 31, 2006